Exhibit 4.82

CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

GW PHARMA LIMITED

-and-

NATEX PROZESSTECHNOLOGIE GESMBH

PURCHASE AGREEMENT

PURCHASE AGREEMENT

THIS AGREEMENT is made on 1 March 2017 (“Commencement Date”),

BETWEEN

(1)	GW PHARMA LIMITED, incorporated in England and Wales with company number 03704998, whose registered address is Sovereign House, Vision Park, Chivers Way, Histon, Cambridge CB24 9BZ, UK (“GW”); and

(2)	NATEX PROZESSTECHNOLOGIE GESMBH incorporated in Austria (SIRET N° 487 611 691 00014), whose business address is at Werkstrasse 7 2630 Ternitz, Austria (“NATEX”).

BACKGROUND

1.	GW is a biopharmaceutical company specialising in the development of cannabinoids as pharmaceutical products.

2.	NATEX has experience in the fabrication and installation of CO2 extraction plants.

3.	NATEX has agreed to provide GW with the equipment of a CO2 extraction plant and associated goods and services, on the terms and conditions set out in this Agreement and in accordance with applicable laws. The installation and commissioning of such plant will be carried out by a third party employed by GW.

AGREED TERMS

1.	Definitions and Interpretation

1.1	In this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings:

“Acceptance Certificate” means the acceptable certificate issued in accordance with clause 7.7.

“Agreement” means this Agreement together with any and all schedules, and addenda to it.

“Business Day” means 9.00am to 5.30pm local time on a day other than a Saturday, Sunday or other day on which commercial banks in London, UK, and Vienna, Austria are authorised or required by law to close.

“CO2 Extraction Plant” means the CO2 extraction plant comprised of certain of the Equipment as described in detail in the Specification.

“Confidential Information” means (a) the terms and conditions of this Agreement; (b) the other Party’s intellectual property rights; and (c) any other Information provided by one Party to the other whether obtained or learned before, on or after the Commencement Date. Confidential Information shall not include any information which a Receiving Party can establish:

a.	is already lawfully possessed by the Receiving Party without any obligations of confidentiality or restrictions on use prior to receiving it from the Disclosing Party;

b.	is or becomes public knowledge or is in the public domain other than by breach or violation of any contractual or legal obligation to maintain the confidentiality of such information; or

c.	has been developed independently of any access to or use of any of the Disclosing Party’s Confidential Information.

“Control System” means the Equipment set out in paragraph 1.7 of in Schedule 1.

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“Deliverables” means any and all Information, documents, materials or other items to be generated or delivered by NATEX to GW as a deliverable including all documents of title, documentation provided by third party manufacturers of Equipment of its components, testing certificates and certificates of for the lawful operation and use of, and all service documents relating to, the Equipment, and other items set out in the URS.

“Delivery” means the arrival of the Equipment at the Location on a vehicle controlled by NATEX ready for unloading.

“Delivery Dates” means the dates for the Delivery set out in Schedule 3.

“Disclosing Party” means a Party that discloses, or is deemed to have disclosed pursuant to clause 11.1, Confidential Information to the other Party.

“Equipment” means the fabricated equipment and all other goods, materials and items for the CO2 Extraction Plant NATEX is required to supply to GW under this Agreement, as further specified in the Specification, including the spare parts.

“FAT” means the Factory Acceptance Tests performed on the Control System by NATEX in accordance with the protocol approved by GW in accordance with clause 6.2.

“GW Background IP” means all intellectual property rights controlled by GW at the Commencement Date or at any time during the Term, which in the opinion of GW (in its sole discretion) may assist the performance of the Services or fabrication of the Equipment.

“GW Code of Conduct for Business Partners” means the guideline which can be found at http://ir.gwpharm.com/corporate-governance.cfm which sets out the ethical and compliance standards to which GW requires its suppliers, vendors, customers, agents, consultants and contractors to conform, as the same may be amended or updated from time to time.

“GW Property” means any and all (a) Information provided by GW including Information relating to the GW Background IP or the business or affairs of GW or any of its affiliates or its or their customers or business contacts provided for NATEX’s use by GW; (b) GW Background IP; and (c) equipment, hardware or software provided for NATEX’s use by GW.

“Information” means technical and other information (in any form) including information comprising or relating to concepts, data, designs, methods, procedures, testing, processes analytical and quality control data, data analyses, reports, manufacturing data or summaries and information contained in submissions to and information from any competent authority.

“Insurance Policies” means commercial general liability insurance cover and professional indemnity insurance cover.

“Location” means [***] premises or such other location agreed by the Parties in writing.

“NATEX Background IP” means all intellectual property rights controlled by NATEX at the Commencement Date or at any time during the Term necessary or reasonably useful for the provision of the Services or the fabrication of the Equipment.

“NATEX Improvements” means any and all improvements, modifications or adaptations to the NATEX Background IP arising from the design, fabrication or installation of the Equipment or performance of the Services.

“Parties” means GW and NATEX, and a “Party” shall mean either of them.

“Payment Schedule” means the schedule for the payment of the Price and Service Fees set out in Schedule 4;

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“Price” means the price for the Equipment and its Delivery set out in Schedule 4.

“Project Manager” means, for each Party, the person appointed as such under clause 2.1 or as replaced from time in accordance with clause 2.2.

“Quality and Compliance Standards” means all Good Manufacturing Practices and Good Automated Manufacturing Practice and other standards set out the URS.

“Receiving Party” means a Party which receives Confidential Information disclosed, or is deemed to have disclosed pursuant to clause 11.1, by the other Party.

“Remedial Proposal” has the meaning given to it in clause 15.2.

“SAT” means the Site Acceptance Tests performed on the CO2 Extraction Plant during commissioning in accordance with the protocol approved by GW.

“Service Fees” means the fees as specified in Schedule 4 payable by GW to NATEX under this Agreement in consideration of NATEX’s performance of the Services.

“Services” means the supervision, and provision of instructions and direction, by NATEX of (a) instalment and erection of the CO2 Extraction Plant, (b) commissioning of the CO2 Extraction Plant (including SAT), the precise scope of each such service to be agreed between the Parties from time to time by the Project Managers.

“Specification” means the specification for the Equipment set out in the URS and Schedule 1 (and if there is a discrepancy between those two documents, the URS shall prevail).

“Staff” means any and all directors, officers, employees or agents of (a) NATEX; (b) Sub-contractors appointed in accordance with clause 8; and (c) any other persons providing Services at the request, or under the direction, of NATEX.

“Sub-contractor” means any organisation or persons sub-contracted by NATEX to assist in the provision of the Services. NATEX personnel who are engaged as contractors working under the day-to-day supervision of NATEX are considered as employees of NATEX for the purposes of this Agreement.

“Term” has the meaning given to it in clause 10.1.

“URS” means GW’s User Requirement Specification URS 16126-V4, set out in Schedule 2 of this Agreement, as amended by paragraph 3 of Schedule 1.

1.2	In this Agreement:

(a)	reference to a “person” shall mean any individual, partnership, company, corporation, joint venture, trust, association, organisation or other entity, in each case whether or not having separate legal personality;

(b)	the words “include”, “including” or “in particular” are to be construed without limitation to the generality of the preceding words;

(c)	references to a statute include any statutory modification, extension or re-enactment of that statute;

(d)	any reference to “writing” includes a reference to any communication effected by facsimile transmission and, to the extent it is not a provision of notice, e-mail; and

(e)	the word “or” has the inclusive meaning represented by the phrase “and/or”.

1.3	If there is any conflict or ambiguity between the main body of this Agreement and the Schedules, a term contained in the main body shall have priority over one contained in the Schedules.

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2.	Project Management

2.1	NATEX and GW each appoints the following individuals as its “Project Manager”:

(a)	GW: [***]

(b)	NATEX: [***]

2.2	Each Party may replace its Project Manager at any time by notice to the other Party. NATEX shall endeavour to ensure continuity of its Project Manager and where NATEX’s Project Manager is to be replaced, NATEX shall make reasonable efforts to ensure there is a reasonable handover period and any adverse effects of the change of its Project Manager are minimised.

2.3	The Project Managers shall co-operate with each other and NATEX’s Project Manager shall send GW’s Project Manager regular emails summarising activities initiated, completed or continuing to be performed under this Agreement including the design and fabrication of the Equipment. At the request of either Party, the Project Managers shall convene by telephone to discuss the content of a monthly update email and any issues arising therefrom.

2.4	The Project Managers shall meet in person at a mutually convenient time for the purposes of project management of this Agreement at GW’s offices in London or Sittingbourne as requested by GW but no more than eight (8) times during the Term. Any additional project management meetings requested by GW shall be charged by NATEX on daily rates of €1.560, - per person which shall include the cost for flight-tickets and accommodation.

3.	The Equipment

3.1	NATEX shall fabricate and supply the Equipment under the terms of this Agreement:

(a)	within any time limits set out in this Agreement;

(b)	with all reasonable skill, care, attention and diligence and in accordance with any and all Austrian laws and EU directives applicable to the fabrication and supply of the Equipment including technical regulations and directives, the Quality and Compliance Standards, NATEX’s relevant standard operating procedures, GW’s design specifications, drawings or models and all instructions reasonably given by GW from time to time;

(c)	in compliance with the GW Code of Conduct for Business Partners; and

(d)	in compliance with, and shall not engage directly or indirectly in any activities that could subject GW to any liability under, any applicable laws and regulations relating to anti-bribery and anti-corruption including the Bribery Act 2010.

For clarity, the applicable laws in clause 3.1(b) do not, and are not intended to, address any intellectual property issues (such issues are addressed exclusively in clauses 12 and 14.2(c) and 14.3(c)).

3.2	The Equipment provided to GW shall:

(a)	be new;

(b)	be sold with full title guarantee;

(c)	correspond with GW's requirements set out in the Specification; and

(d)	have passed FAT in accordance with clause 6.

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3.3	NATEX shall ensure all relevant governmental and regulatory consents, authorisations, licences and accreditations required to fabricate and supply the Equipment are in place at the Effective Date and are maintained throughout the Term.

4.	Delivery of the Equipment

4.1	Subject to clause 4.5, Delivery of the Equipment shall be made in accordance with DAP Incoterms 2010 to the Location on the Delivery Dates.

4.2	NATEX shall be responsible for carriage, insurance, transport and all relevant licences (including export/import licences). NATEX shall be responsible for any delays to the Delivery due to licences not being available when required. All costs associated with the Delivery are included as an item in the Price. NATEX shall provide GW with an itemised breakdown of the insurance for the Equipment.

4.3	NATEX shall ensure the Equipment is properly packed and secured in such manner as to enable it to reach the Location in good condition and is accompanied by a delivery note which shows storage instructions at the Location.

4.4	All third party carriers engaged to deliver the Equipment shall at no time be an agent of or contracted to GW and accordingly NATEX shall be liable to GW for the acts and omissions of all such third party carriers.

4.5	Ownership of the Equipment shall pass from NATEX to GW on NATEX receiving the Acceptance Certificate and full payment from GW. GW must not commence any commercial production with the Equipment before the Acceptance Certificate is issued and the price is fully paid, however, this will not prevent GW from using the Equipment in order to qualify the CO2 Extraction Plant.

5.	Inspection

5.1	NATEX shall notify GW in writing:

(a)	of any pending inspection of the premises at which the Equipment is fabricated or the Services performed, or any part of them, by a competent authority immediately upon NATEX becoming aware of such inspection; and

(b)	of any failure of the Equipment, fabrication of the Equipment or the Services, or any part of them, to meet the quality standards required by a competent authority, promptly and in any event within two (2) Business Days of NATEX becoming aware of any such failure. This shall include any informal feedback received during or following an inspection raising concerns of any nature regarding the provision of the Services.

5.2	Following any inspection the subject of clause 5.1 by a competent authority, NATEX shall provide GW with a copy of any report or other communication published or provided by the relevant regulatory body in relation to that inspection.

5.3	Upon receipt of notice pursuant to clause 5.1 or report pursuant to clause 5.2, GW shall be entitled to request further information from NATEX or a meeting with NATEX, and NATEX shall cooperate fully with any such request.

5.4	GW shall from time to time upon giving NATEX reasonable notice in writing be entitled to send its representatives to visit the sites where any Equipment (or parts thereof) is being constructed or the Services are being carried out for the purposes of assessing or auditing the progress and quality of the Equipment and Services. NATEX shall allow GW’s representatives access (or shall procure access) to all areas of such premises where the Equipment is produced and the Services are being carried out and to all materials, records, procedures, and facilities relating to the Equipment and Services. GW reserves the right to appoint an agent or agents to conduct any audit under this clause 5.3 on its behalf. GW shall endeavour to give not less than 3 days’ notice except where the cause for audit warrants a shorter period.

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6.	Testing of equipment

6.1	NATEX shall provide to GW for GW’s approval a proposed protocol for visual inspection of the Equipment to ensure each item of Equipment is in operable condition and is capable of meeting the requirements of the Specification once properly installed at the Location. Such GW approval shall only to be refused if reasonable. If so refused, the proposed visual inspection protocol shall be amended in light of GW’s objections and resubmitted for GW approval.

6.2	NATEX shall provide to GW for GW’s approval a proposed FAT protocol for the performance of FAT of the Control System to ensure the Control System is in operable condition and is capable of meeting the requirements of the Specification once properly installed at the Location. Such GW approval shall only to be refused if reasonable. If so refused, the proposed FAT protocol shall be amended in light of GW’s objections and resubmitted for GW approval.

6.3	NATEX shall carry out (a) the visual inspection of the Equipment in accordance with the approved visual inspection protocol; and (b) FAT of the Control System in accordance with the approved FAT protocol, both at NATEX’s site.

6.4	GW shall have the right to be present whilst NATEX performs the visual inspection and FAT at NATEX's site and NATEX shall provide GW with reasonable notice of the performance of the visual inspection and FAT so that GW can arrange its attendance. GW’s presence at the visual inspection and FAT or failure to provide any observations does not constitute acceptance of the Equipment or CO2 Extraction Plant. NATEX shall supply GW with copies of the visual inspection and FAT results.

6.5	If following review of the visual inspection and FAT results or as a result of observations made during its attendance at the FAT, GW considers the Equipment to have failed the visual inspection and FAT or will fail to conform to its Specification, GW shall notify NATEX of this promptly. Upon receipt of such notification, NATEX shall immediately take the necessary remedial action to resolve such failure and re-perform the visual inspection and FAT on the same terms and conditions as are set out in clause 6.3.

6.6	If GW fails to issue notification in accordance with clause 6.5 within 5 working days of receiving the visual inspection and FAT results from NATEX, the Equipment is deemed to be accepted by GW and the visual inspection and FAT is deemed to be successfully completed.

6.7	If any Equipment fails such further tests, without limiting any of its other rights or remedies, GW may at its option:

(a)	request remedy and repeat visual inspection and/or FAT under clause 6.3;

(b)	accept the item of Equipment subject to such change of acceptance criteria, amendment of the Specification or reduction in the Price as, after taking into account all the relevant circumstances, is reasonable; or

(c)	if NATEX is unable to correct defects in the Equipment within a period of six months from the first visual inspection and FAT performed, GW may reject the Equipment, in which case GW may terminate this Agreement.

6.8	The Equipment shall only be shipped NATEX’s site if it has passed the visual inspection and FAT in accordance with this clause 6.

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7.	Installation and commissioning

7.1	NATEX shall supply the Services:

(a)	in due course and in any event within any time limits agreed between the Parties;

(b)	with all reasonable skill, care, attention and diligence and in accordance with any and all applicable Austrian laws and EU directives applicable to the provision of the Services including technical regulations and directives, the Quality and Compliance Standards, Natex’s relevant standard operating procedures, and all instructions reasonably given by GW from time to time;

(c)	in compliance with the GW Code of Conduct for Business Partners; and

(d)	in compliance with, and shall not engage directly or indirectly in any activities that could subject GW to any liability under, any applicable laws and regulations relating to anti-bribery and anti-corruption including the Bribery Act 2010.

For clarity, the applicable laws in clause 7.1(b) do not, and are not intended to, address any intellectual property issues (such issues are addressed exclusively in clauses 12 and 14.2(c) and 14.3(c)).

7.2	GW shall arrange for a third party to install the Equipment at the Location and perform commissioning of the CO2 Extraction Plant.

7.3	NATEX shall provide the Services and co-operate with such third parties in the installation and commissioning or as may be relevant in the provision of the Services.

7.4	Subject to NATEX’s Staff complying with all relevant health and safety requirements and procedures applicable to the Location, GW shall grant reasonable access to NATEX’s Staff to the Location to enable NATEX to provide the Services. Such access shall not be deemed to create any greater rights or interest than so granted (to include any relationship of landlord and tenant) in the Location.

7.5	As between the Parties, GW shall provide or otherwise make available all tools, materials and other equipment needed for the installation of the Equipment at the Location, including any materials and equipment needed to connect and interface the CO2 Extraction Plant with GW’s utilities, hardware and software.

7.6	NATEX shall provide to GW for GW’s approval a proposed SAT protocol for the performance of SAT of the CO2 Extraction Plant to ensure the CO2 Extraction Plant is in operable condition and ready to be qualified. GW approval of the SAT protocol shall only to be refused if reasonable. If so refused, the proposed SAT protocol shall be amended in light of GW’s objections and resubmitted for GW approval.

7.7	GW, NATEX and GW’s appointed third party contractor shall carry out SAT of the CO2 Extraction Plant at the Location and in accordance with the approved SAT protocol for SAT of the CO2 Extraction Plant. In the performance of the SAT, NATEX shall supervise the performance of the SAT by GW or GW’s appointed third party contractor. If the SAT is successful, the Parties shall sign the SAT protocol.

7.8	If the CO2 Extraction Plant passes commissioning in all material respects, GW shall issue an acceptance certificate for the Equipment (“Acceptance Certificate”), which is one of the pre-conditions for commercial use of the Equipment. Any minor issues in the commissioning shall be listed in a punch-list and shall be rectified by the appropriate person within a reasonable period of time after issuance of the Acceptance Certificate. The Services shall be completed upon the issuance of the Acceptance Certificate.

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7.9	If the CO2 Extraction Plant does not pass commissioning due to the Equipment, without limiting any of its other rights or remedies, and whether or not it has accepted the Equipment:

(a)	GW may require NATEX to repair or replace any Equipment which causes the CO2 Extraction Plant to fail commissioning; and

(b)	an in the event NATEX cannot repair or replace any Equipment in accordance with clause 7.9(a) within a reasonable time, or refuses to do so, GW may recover from NATEX any costs incurred by GW up to the limit specified in clause 14.10 in obtaining substitute equipment for any Equipment which causes the CO2 Extraction Plant to fail commissioning from a third party.

7.10	Any repaired, replaced or substituted Equipment will be subject to the same installation and commissioning of the CO2 Extraction Plant as the original Equipment. Where the failure of commissioning of the CO2 Extraction Plant is directly caused by NATEX, NATEX shall provide Services in relation to the installation and commissioning of the CO2 Extraction Plant incorporating the repaired or replaced Equipment free of charge. Where not directly caused by NATEX, NATEX shall provide Services in relation to the installation and commissioning of the CO2 Extraction Plant incorporating the repaired or replaced Equipment in consideration for GW’s payment of the Service Fee.

8.	Subcontracting

8.1	With GW’s written consent, given at its sole discretion, NATEX may subcontract any (but not all) of the Services to be performed under this Agreement. A list of Sub-contractors already approved by GW is provided at Schedule 6.

8.2	It shall be a condition of any consent to such subcontracting that NATEX shall:

(a)	enter into contracts with all Sub-contractors obliging them to provide Services in accordance with the provisions of this Agreement, including provisions under which GW and competent authorities shall have the right to inspect any work being done by any Sub-contractors on terms equivalent to clause 3.2;

(b)	enter into contracts with all Sub-contractors under which NATEX can recover for failure of the Equipment to pass FAT or failure of the CO2 Extraction Plant to be commissioned; and

(c)	ensure and be responsible for the compliance by any Sub-contractor with the provisions of this Agreement. The appointment of any Sub-contractor shall not negate or affect NATEX’s duties and direct responsibility to GW to perform the subcontracted work.

9.	GW Property

9.1	GW shall provide NATEX with any and all GW Property as reasonably necessary for NATEX to design and fabricate the Equipment and perform the Services.

9.2	Unless otherwise set out in the Specification or otherwise agreed by the Parties in writing, any GW Property provided by GW for use by NATEX:

(a)	shall be provided at GW's sole discretion;

(b)	shall be inspected by NATEX and NATEX shall confirm before its use the GW Property is fit for its intended use; and

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(c)	shall be used by NATEX and NATEX shall upon written request by GW reimburse GW for any loss or damage of GW Property caused by NATEX.

10.	Invoices and Payment

10.1	The Price or Service Fees due under this Agreement are exclusive of VAT.

10.2	NATEX shall submit an invoice to GW whenever payment of the Price or Service Fees are due in accordance with the Payment Schedule, together with such evidence as GW may reasonably request for the purpose of verifying the Equipment or Services in respect of which the payment in question is due have been performed. Each invoice shall give a description of the Equipment or Services provided during the period covered by such invoice. Each invoice shall be submitted in pdf form by e-mail to invoices@gwpharm.com or by post to Accounts Department, GW Pharmaceuticals, Kingsgate House, Andover, Hants, SP10 4DU, UK.

10.3	Payment shall be made within thirty (30) days of the date of receipt by GW of the correctly rendered invoice to the bank account specified by NATEX in Schedule 4, failing which NATEX may charge interest on any undisputed and outstanding amount on a daily basis at a rate equivalent to two per cent (2%) above the twelve (12) month LIBOR rate then in force in London, irrespective of any other remedies NATEX may have, e.g. the termination of this Agreement pursuant to clause 15.2 and 15.3.

10.4	The Price shall cover all the Equipment and the Service Fees cover all Services provided by NATEX under this Agreement. GW will not pay any additional sums unless it first agrees to those sums in writing in advance.

11.	Confidential Information

11.1	Except as set out in this clause 11, the Receiving Party shall, and shall cause its officers, directors, employees and agents to keep confidential and not disclose any of the Disclosing Party’s Confidential Information.

11.2	Without prejudice to the rest of this clause 11, the Receiving Party shall with respect to the Disclosing Party’s Confidential Information, exercise the same degree of care as it exercises with respect to its own confidential information which it desires to maintain as confidential (but in no event less than a reasonable degree of care) to prevent its disclosure to any third party.

11.3	NATEX may use GW’s Confidential Information for the sole purpose of providing the Equipment and Services in accordance with this Agreement, and, unless otherwise agreed by GW in writing, shall only disclose GW’s Confidential Information to its Staff on a need to know basis solely for the purpose of performing the Services provided:

(a)	NATEX informs its Staff of the confidential nature of GW’s Confidential Information before disclosure, and ensures its Staff are bound by confidentiality terms which obligate them to hold in confidence such Confidential Information to the same extent as set out in this clause 11, and shall ensure GW has the right to enforce such confidentiality obligations as a third party beneficiary; and

(b)	at all times, NATEX is responsible for the compliance of such Staff with the obligations set out in this Agreement.

11.4	GW may use and disclose NATEX’s Confidential Information as necessary or reasonably useful to use, install, commission and obtain approval from competent authorities for the Equipment or any product developed or manufactured using the Equipment. GW may make disclosures to competent authorities provided reasonable measures shall be taken to assure confidential treatment of such information.

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11.5	The Receiving Party may disclose any part of the Disclosing Party’s Confidential Information, solely to the extent it is legally required to do so, pursuant to an order of a court of competent jurisdiction or governmental authority, by law, according to the rules of a stock exchange on which its or an affiliate company’s securities may be admitted for trading from time to time, or otherwise, provided the Receiving Party shall, unless prohibited, notify the Disclosing Party prior to making such disclosure and use its commercially reasonable endeavours to limit such disclosure.

11.6	The Receiving Party shall notify the Disclosing Party immediately upon discovery of any unauthorised use or disclosure of Disclosing Party’s Confidential Information, and shall co-operate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of its Confidential Information and prevent its further unauthorised use or disclosure.

11.7	No Party shall make, or permit any person to make, any public announcement concerning this Agreement without the prior written consent of the other Party except as required by applicable law, any competent authority or any relevant securities exchange.

12.	Intellectual Property Rights

12.1	This Agreement does not affect the ownership of any NATEX Background IP, GW Background IP or any Information, the ownership of which shall remain the property of the Party that contributes them to the Services (or its licensors) in all instances.

12.2	GW hereby authorises NATEX to use its GW Background IP for the sole purpose of designing and fabricating the Equipment and performing the Services, but only to the extent necessary for that purpose. NATEX may not authorise any other person to use the GW Background IP, with the exception of approved Sub-contractors.

12.3	NATEX hereby grants to GW and its affiliates a non-exclusive, irrevocable, perpetual, fully paid-up, royalty-free, transferable only to the third party acquirer of the full Equipment, worldwide licence to use the NATEX Background IP and NATEX Improvements exclusively for the use of the Equipment or receipt of the Services. NATEX shall provide GW with all Information in its possession which is useful or necessary to enable GW to utilise any NATEX Background IP or NATEX Improvements that cover the Equipment or GW’s use thereof.

12.4	Any and all improvements, modifications or adaptations to the GW Background IP arising from the design, fabrication, installation or use of the Equipment or receipt of the Services shall be owned by GW. To the extent such improvements, modifications or adaptations to the GW Background IP are made by NATEX and not assigned by a matter of law or under the terms of this Agreement, NATEX shall promptly assign the rights and title to them to GW in signed writing.

13.	Warranties and Undertakings

13.1	Each Party warrants and undertakes:

(a)	it has the right and authority to enter into this Agreement and the capability and capacity to fulfil its obligations under this Agreement;

(b)	it is a properly constituted entity and it is fully empowered by the terms of its constitutional documents to enter into and to carry out its obligations under this Agreement and the documents referred to in this Agreement; and

(c)	there are no pending or threatened actions or proceedings before any court or administrative agency which would materially adversely affect the financial condition, business or operations of the Party; and

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(d)	there are no material agreements existing to which the Party is a party which prevent the Party from entering into or complying with this Agreement

13.2	NATEX provides the warranties in Schedule 5 and further warrants and undertakes:

(a)	it has all rights, consents, authorisations, licences and accreditations required to provide the Equipment and Services and shall maintain such consents, authorisations, licences and accreditations throughout the Term;

(b)	without prejudice to clause 14.3 and clause 14.4, so far as it is aware, the Equipment does not infringe the intellectual property rights of a third party to which NATEX does not have a licence; and

(c)	unless otherwise set out in the Specification or as otherwise agreed in writing by the Parties, it has or shall procure all resources, equipment, consumables and other items and facilities required to provide the Equipment and Services.

13.3	NATEX agrees to use reasonable endeavours to assign to GW upon request the benefit of any warranty, guarantee or similar right which it has against any third party manufacturer or supplier of the Equipment in full or part.

13.4	GW warrants and undertakes to procure that GW Pharmaceuticals plc shall deliver to NATEX the parent guarantee in the form in Exhibit A on the Commencement Date.

13.5	Any warranties provided under this Agreement are both independent and cumulative and may be enforced independently or collectively at the sole discretion of the enforcing Party.

14.	Insurance and Liability

14.1	NATEX shall ensure the Insurance Policies are taken out with reputable insurers and the level of cover and other terms of such insurance are acceptable to and agreed by GW. NATEX shall, on request, supply to GW copies of the Insurance Policies and evidence the relevant premiums have been paid.

14.2	GW shall ensure it has insurance taken out with reputable insurers to cover to the full value of the Equipment from the point of transfer of risk to GW on Delivery to the transfer of ownership of the Equipment in accordance with clause 4.5. GW shall, on request, supply to NATEX copies of such insurance policies and evidence the relevant premiums have been paid.

14.3	GW shall indemnify NATEX and keep it fully and effectively indemnified against all losses, liabilities, damages and expenses (including reasonable legal fees and expenses) suffered or incurred in connection with any claims, demands, actions or other proceedings made or brought against it by any third party as a result of or in connection with:

(a)	any negligence or misconduct by GW or any of its officers, employees or subcontractors;

(b)	any non-compliance with any applicable laws by GW or any of its officers, employees or subcontractors; or

(c)	infringement of any third party rights including any intellectual property rights by (i) NATEX’s use of GW Property in accordance with the terms of this Agreement; or (ii) GW’s receipt of the Equipment or Services; or (iii) where a process patent relating to a cannabinoid product is infringed by GW’s use of the CO2 Extraction Plant or where such a process patent covers design details or parts of the Equipment.

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14.4	NATEX shall indemnify GW and keep it fully and effectively indemnified against all losses, liabilities, damages and expenses (including reasonable legal fees and costs) suffered or incurred in connection with any claims, demands, actions or other proceedings made or brought against it by any third party as a result of or in connection with:

(a)	any negligence or misconduct by NATEX or any of its Staff;

(b)	any non-compliance with any applicable laws or Quality and Compliance Standards by NATEX or any of its Staff; or

(c)	infringement of any third party rights including any intellectual property rights by (i) GW’s use of any NATEX Background IP or Information supplied or made available to GW by NATEX or the Deliverables; (ii) GW’s receipt of the Equipment or Services; or (iii) GW’s use of the Equipment except where a process patent relating to a cannabinoid product is infringed by GW's use of the CO2 Extraction Plant or where such a process patent covers design details or parts of the Equipment.

14.5	The indemnities given in clauses 14.3 and 14.4 shall not apply to the extent the claim arises as a result of any negligence, misconduct or breach of this Agreement by the Party claiming the indemnity.

14.6	The indemnities given in clauses 14.3 and 14.4 are subject to the Party claiming the indemnity:

(a)	promptly notifying the indemnifying Party in writing with details of the claim and providing the indemnifying Party with access to all documents and information reasonably required to enable it to defend the claim;

(b)	allowing the indemnifying Party to have the conduct of the defence or settlement of the claim (provided the Party claiming the indemnity may elect to choose counsel independent from that representing the indemnifying Party at its own cost and expense);

(c)	giving the indemnifying Party all reasonable assistance (at the indemnifying Party's expense) in dealing with the claim; and

(d)	not making any payment or incurring any expenses in connection with the claim, or making any admissions or doing anything that may compromise or prejudice the defence of any such claim without the prior written consent of the indemnifying party.

14.7	Nothing in this Agreement excludes any person’s liability to the extent it may not be so excluded under applicable law including any liability for death or personal injury caused by that person’s negligence or liability for fraud or fraudulent misrepresentation.

14.8	Subject to clause 14.7, neither Party shall in any circumstances be liable whether in contract, tort (including for negligence and breach of statutory duty howsoever arising), misrepresentation (whether innocent or negligent), restitution or otherwise, for: (a) any loss of profits, business, business opportunities, revenue, turnover; (b) any special, consequential or indirect loss or damage; or (c) any loss or damage caused by the failure of the other Party to provide correct Information.

14.9	Subject to clause 14.7 and clause 14.8 NATEX’s aggregate liability in contract, tort (including negligence and breach of statutory duty howsoever arising), misrepresentation (whether innocent or negligent), restitution or otherwise, arising in connection with the performance or contemplated performance of this Agreement shall not exceed the greater of (a) the Service Fees; or (b) [***] of the combined Price and Service Fees.

14.10	Subject to clause 14.7 and clause 14.8 GW’s aggregate liability in contract, tort (including negligence and breach of statutory duty howsoever arising), misrepresentation (whether innocent or negligent), restitution or otherwise, arising in connection with the performance or contemplated performance of this Agreement shall not exceed the combined Price and Service Fees, such liability cap is without prejudice to GW’s obligation to make payments under this Agreement. This limitation does not apply in case of clause 14.3(c) and any breach of clause 12.3.

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14.11	NATEX is in breach of this Agreement as a result of a Sub-contractor’s act or omission and where GW’s loss or damage is in excess of the limit recoverable from NATEX under clause 14.9:

14.11.1	at GW’s direction and cost, NATEX shall pursue the Sub-contractor(s) for damages or other compensation or remedy of that fault; and

14.11.2	where NATEX receives such damages or other compensation or remedy, pass the benefit of it to GW up to the extent GW has not recovered such loss or damage.

15.	Term and Termination

15.1	This Agreement shall come into effect on the Commencement Date and, subject to earlier termination in accordance with this clause 15, continue until the Services have been completed (“Term”) at which point this Agreement shall terminate.

15.2	In the case of a breach of any of the terms of this Agreement by either Party which is capable of remedy, the non-breaching Party shall, before exercising any right to terminate this Agreement in accordance with clause 15.3 or clause 15.4 and without prejudice to its other rights and remedies, issue notice of the breach to the Party in breach and allow the Party in breach the opportunity to offer to remedy such breach via a remedial proposal put forward that Party in breach (“Remedial Proposal”). Such Remedial Proposal must be agreed with the non-breaching Party (such agreement not to be unreasonably withheld or delayed) and when agreed must be implemented by the Party in breach in accordance with the timescales referred to in the agreed Remedial Proposal. Any failure by the Party in breach to:

(a)	put forward a Remedial Proposal in relation to the relevant breach within a period of ten (10) Business Days (or such other period as the non-breaching Party may agree in writing) from written notification of the relevant breach from the non-breaching Party;

(b)	comply with an agreed Remedial Proposal; or

(c)	remedy the breach in accordance with the agreed timescales,

shall be deemed a material breach of this Agreement by the Party in breach not remedied in accordance with an agreed Remedial Proposal under clause 15.3(b).

15.3	Either Party may terminate this Agreement immediately by notice in writing to the other Party if such other Party commits a material breach of any of the terms of this Agreement which is:

(a)	not capable of remedy; or

(b)	in the case of a breach capable of remedy, which is not remedied in accordance with clause 15.2.

15.4	Either Party may terminate this Agreement immediately by notice in writing to the other Party if (a) such other Party becomes insolvent or unable to pay its debts as and when they become due; (b) an order is made or a resolution is passed for the winding up of such other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction); (c) a liquidator, administrator, administrative receiver, receiver, or trustee is appointed in respect of the whole or any part of such other Party’s assets or business; (d) such other Party makes any composition with its creditors; (e) such other Party ceases to continue its business; or (f) as a result of debt or maladministration such other Party takes or suffers any similar or analogous action in any jurisdiction.

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16.	CONSEQUENCES OF TERMINATION

16.1	Upon termination of this Agreement, GW agrees to pay NATEX for:

(a)	the Equipment which have been supplied by NATEX and accepted by GW in accordance with this Agreement prior to the termination of this Agreement; and

(b)	the Services which have been completed by NATEX in accordance with this Agreement prior to termination of this Agreement.

16.2	Immediately following termination of this Agreement:

(a)	NATEX shall comply with its obligations under any agreed exit plan; and

(b)	all Deliverables and Information (whether stored electronically or otherwise) relating in whole or in part to the Services or the Equipment, shall be delivered by NATEX to GW provided that NATEX shall be entitled to keep copies to the extent: (i) the content does not relate solely to this Agreement; (ii) NATEX is required by applicable law or guidance to keep copies; or (iii) NATEX was in possession of such data, documents and records prior to the Commencement Date; and

(c)	at the Disclosing Party’s option, return or destroy (or permanently delete in the case of Confidential Information held electronically) all Confidential Information in the possession or control of the Receiving Party except for information which must be maintained as a requirement of law or regulation or to the extent reasonable to permit the Receiving Party to evidence it has performed its obligations under this Agreement, provided, in each case, the confidentiality and non-use restrictions set out in clause 11.1 of this Agreement shall continue to apply to such Confidential Information except the Receiving Party shall not make any further use or disclosure of the Disclosing Party’s Confidential Information.

16.3	The termination of this Agreement for whatever reason shall not affect any rights or obligations of either Party which accrued prior to such termination.

16.4	The termination of this Agreement shall not affect any obligations which expressly or by implication are intended to come into or continue in force on or after such termination including clause 11 which shall remain in full force and effect for as long as any Confidential Information remains confidential.

17.	General

17.1	Neither Party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure results from events, circumstances or causes beyond its reasonable control, with the exception of GW's payment obligations under this Agreement. In such circumstances the time for performance shall be extended by a period equivalent to the period during which performance of the obligation has been delayed or failed to be performed.

17.2	NATEX shall not assign, transfer, mortgage, charge, declare a trust of or deal in any other manner with any of its rights and obligations under this Agreement without the prior written consent of GW.

17.3	No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

17.4	If any provision or part-provision of this Agreement shall be held to be illegal, void, invalid or unenforceable under the law of any jurisdiction: (a) that provision or part-provision shall, to the extent required, be deemed to be deleted, and the validity and enforceability of the other provisions of this Agreement shall not be affected; and (b) the legality, validity and enforceability of the whole of this Agreement in any other jurisdiction shall not be affected.

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17.5	Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the Parties, constitute any Party the agent of another Party, nor authorise any Party to make or enter into any commitments for or on behalf of any other Party.

17.6	Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

17.7	A person who is not a Party to this Agreement shall not have any rights to enforce any term of this Agreement.

17.8	This Agreement constitutes the entire agreement between the Parties and supersedes and extinguishes all previous drafts, agreements, arrangements and understandings between them, whether written or oral, relating to its subject matter. Each Party agrees it shall have no remedies in respect of any representation or warranty (whether made innocently or negligently) not set out in this Agreement.

17.9	No variation or change of this Agreement shall be effective unless it is in accordance with the change control procedure set out in Schedule 7.

17.10	GW shall bear any negative effects on NATEX as a consequence of the exit of the UK from the European Union in relation to the performance of this Agreement.

17.11	Notices

(a)	Any notice or other communication required or permitted to be given by a Party under this Agreement shall be effective when delivered, if delivered by hand or by electronic facsimile, or five (5) Business Days after mailing if mailed by registered or certified mail (postage prepaid and return receipt requested), or two (2) Business Days after deposit with a courier if sent by an internationally recognised courier, and shall be addressed to a Party at the addresses and to the representatives set out below in sub-clause (a).

(b)	The Parties’ respective representatives for the receipt of notices are, until changed by notice given in accordance with this clause 17.11, as follows:

GW:	NATEX:

Title: Company Secretary	Title: Company Secretary

Address: Sovereign House, Vision Park, Chivers Way, Histon, Cambridge CB24 9BZ, UK	Address: Werkstrasse 7 2630 Ternitz, Austria

Fax: +44 (0)1223 235667	Fax: +43 2630 381 63

18.	Dispute resolution procedure

18.1	If a dispute arises out of or in connection with this Agreement or the performance, validity or enforceability of it (“Dispute”), then the Parties shall follow the procedure set out in this clause.

18.2	Either Party shall give to the other written notice of the Dispute, setting out its nature and particulars (“Dispute Notice”), together with relevant supporting documents. On service of the Dispute Notice, the Project Managers of each Party shall make best efforts to resolve the Dispute.

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18.3	If the Parties are for any reason unable to resolve the Dispute within 30 days of service of the Dispute Notice, it shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the International Chamber of Commerce by one or three arbitrators appointed in accordance with the said Rules. The seat of arbitration shall be Paris, France. The language to be used in the arbitral proceedings shall be English. The governing law of the contract shall be the substantive law of Swiss Law excluding the application of the United Nations Convention on Contracts for the International Sale of Goods and any conflict of law rules.

THIS AGREEMENT has been entered into on the date stated at the beginning of it.

Signed for and on behalf of	/s/ Adam George
GW PHARMA LIMITED	Authorised Signatory (sign)
Adam George
Name (print)
2 May 2017
Date

/s/ James Ryan
Authorised Signatory (sign)
James Ryan
Name (print)
2 May 2017
Date

Signed for and on behalf of	/s/ Franz Lang; Eduard Lack
NATEX PROZESSTECHNOLOGIE GESMBH	Authorised Signatory (sign)
Franz Lang; Eduard Lack
Name (print)
3 May 2017
Date

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schedule 1 – Specification

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SCHEDULE 2 – URS

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SCHEDULE 3 – DELIVERY

Delivery Dates

•	Except for the Control System, the Equipment shall be ready for shipment within 12 months after the Commencement Date.

•	The Control System and related hardware shall be ready for FAT within 13 months after the Commencement Date.

•	After NATEX provides GW with notification that the Equipment is ready for shipment, the Parties shall agree a date or dates for delivery of the Equipment which shall be confirmed in writing.

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SCHEDULE 4 – PRICE, SERVICE FEES AND PAYMENT SCHEDULE

Price

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Payment Schedule for Price

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Service Fees

The Services Fees calculated on the number of days spent performing the Services by NATEX Staff at daily rates of the different types of NATEX Staff as follows:

•	Process engineer daily rate: [***]

•	Chief engineer daily rate: [***]

•	Technician daily rate: [***]

This daily rate is based on 10 working hours per day and includes travelling and accommodation costs, daily-allowance for the NATEX Staff and overtime charges.

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Payment Schedule for Services Fees

Invoices for Services provided shall be submitted monthly in arrears setting out the details of the Services provided, by which NATEX Staff and on which days, and all supporting information reasonably required by GW to verify the accuracy of the invoice.

Natex bank account details:

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SCHEDULE 5 – NATEX WARRANTIES

1.	Mechanical Warranty

At the time of Delivery NATEX warrants the Equipment is supplied, and will remain so for the period specified below, materially in accordance with the Specification.

NATEX warrants the services, workmanship and material of all Equipment supplied allow proper mechanical performance in accordance with the CO2 Extraction Plant requirements, including proper functioning of the CO2 Extraction Plant with specified parameters.

Under this warranty NATEX will eliminate without undue delay and at its own expense, all defects hindering the mechanical function of Equipment supplied by replacement or repair - such replacement or repair to be made at NATEX's own discretion - provided such defects are due to reasons attributable to NATEX solely and are neither caused by damage under GW's responsibility nor by handling on site contrary to normal practice or to NATEX 's instructions on handling and maintenance, nor by normal wear and tear. Wear parts such as gaskets, packings and bearings are not included in this warranty.

NATEX has the right to choose between supply of new parts or repair on site, whichever is most expeditious. If supply of new parts or repair on site is not feasible GW may, in its discretion authorise repair at the manufacturer’s workshop, but the program of repair work and de-installation, reinstallation/recommissioning of the Equipment or CO2 Extraction Plant, and the costs thereof, will need to be agreed between the Parties before removal. In addition, NATEX needs to be informed before any such measure in order to allow NATEX to make use of any of its warranty rights towards its suppliers / manufacturers, the benefit of which shall be passed to GW.

The liability of NATEX under this warranty is waived if such defects are not notified to NATEX in detail within 14 (fourteen) days of discovery, or if any repairs or replacements are carried out by GW without NATEX 's prior written permission.

NATEX gives a mechanical warranty for the Equipment supplied for a period of 12 (twelve) months after start-up or 24 (twenty-four) months after Delivery, whichever comes first.

2.	Warranty for the Engineering

NATEX warrants the Services or the engineering services supplied in the fabrication of the Equipment are complete and free from error and omission.

Under this warranty, NATEX will eliminate without delay and at its own expense all faults in the Services or engineering, which are attributable to NATEX solely, and not due fully or in part to faulty and incorrect data or information by GW.

3.	Limitation of Warranty

Any warranty for remedied Equipment shall be limited to the remainder of the original warranty period. Any substitute performance by GW or a third party shall be subject to NATEX’s prior written approval.

Aside from the foregoing limited warranties, NATEX makes no further warranty, express or implied, as to the condition, merchantability, effectiveness or fitness for particular purpose, compliance with any sample or usage of trade of the Equipment. This in no way limits NATEX’s mandatory warranties under 2014/68/EC (Pressure Equipment Directive) and related legislation.

The warranty for the CO2 Extraction Plant is limited to its Specification. The warranty does not include the product relating process parameters, this concerns:

•	CO2 ratio kg CO2/ kg Material

•	Extraction time and resulting batch time

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•	Extraction temperature

The warranty for CIP System is limited to its Specification and does not involve the warranty for product relating parameters, as these are not known by NATEX. These parameters are a result of empiric testing during the cleaning tests and validation and are therefore in the hand and in the liability of GW. This concerns the following factors:

•	Cleaning times

•	Soaking times

•	Temperatures

•	applied flows

•	resulting gesamter CIP time demand

•	resulting Ethanol consumption

•	resulting N2 demand

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SCHEDULE 6 –subcontractors Approved BY GW

The following are approved to be “Sub-contractors” of NATEX by GW in accordance with clause 8.

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SCHEDULE 7 – CHANGE CONTROL PROCEDURE

In accordance with clause 17.9, in order to effect a variation or change of this Agreement, including a change any Equipment or Service (or the Specification for them) or add new equipment or services, the Parties shall follow the following change control procedure. Until such time as a change is made in accordance with the following change control procedure, GW and NATEX shall, unless otherwise agreed in writing, continue to perform this Agreement in compliance with its terms prior to such change. Any work undertaken by either Party which has not been authorised in advance by a change, and which has not been otherwise agreed in accordance, shall be undertaken entirely at the expense and liability of that Party.

1.	Where GW or NATEX wishes to change this Agreement, GW may at any time request, and NATEX may at any time recommend, such change.

2.	Where a written request for a change is received from GW, NATEX shall submit a Change Control Note (in accordance with paragraph 4 below) signed by NATEX to GW within three weeks of the date of the request.

3.	A recommendation to for a change by NATEX shall be submitted to GW in the form of a Change Control Note (in accordance with paragraph 4 below) signed by NATEX.

4.	Each Change Control Note shall contain:

a.	the originator and date of the request or recommendation for the change;

b.	the reason for the change;

c.	full details of the change in terms of the change to the terms of the Agreement itself or Equipment or Services provided under it, including to any Specifications;

d.	a timetable for implementation, together with any proposals for acceptance of the change;

e.	the monetary cost, if any, of the change and a schedule of payments if appropriate;

f.	details of the likely impact, if any, of the change on other aspects of this Agreement including:

(i)	the timetable for the provision of the Equipment or Services;

(ii)	the Price or Service Fees;

(iii)	the Deliverables to be provided; and

(iv)	other contractual issues;

g.	the date of expiry of validity of the Change Control Note; and

h.	provision for signature by GW and NATEX.

5.	GW shall within the period of the validity of the Change Control Note evaluate the Change Control Note and, as appropriate:

a.	request further information;

b.	arrange for the Change Control Note to be signed by or on behalf of GW and return one of the copies to NATEX; or

c.	notify NATEX of the rejection of the Change Control Note providing details of such rejection.

6.	A Change Control Note signed by both GW and NATEX shall constitute an amendment to this Agreement in accordance with clause 17.9.

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